EXHIBIT 10.69*
STATE AUTO FINANCIAL CORPORATION
AMENDMENT NO. 3
TO THE
2009 EQUITY INCENTIVE COMPENSATION PLAN
The 2009 Equity Incentive Compensation Plan (the “Plan”) is hereby amended pursuant to the following provisions:
1.     Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.
2.    Exercise of Stock Options: The first sentence of Section 6.(C)(3) is hereby amended to read as follows:
“If a Participant who was granted a Stock Option terminates employment due to retirement, as such term is defined in the State Auto Insurance Companies Employee Retirement Plan (the “Retirement Plan”), the Stock Options shall immediately vest and must be exercised as follows: (a) ISOs must be exercised within 90 days of such termination (but no later than the Expiration Date, if earlier) and (b) NQSOs must be exercised on or before the Expiration Date; provided, however, that NQSOs granted on or after January 1, 2015 must be exercised within five years of such termination (but no later than the Expiration Date, if earlier).”
3.    Definition of Retirement: A new second paragraph is hereby added to Section 6.(C)(3) of the Plan to read as follows:
“Notwithstanding the foregoing, effective for terminations due to retirement on or after August 8, 2014, “retirement” shall mean the attainment of age 55 plus the completion of five years of service with State Auto; provided, however, that if a Participant’s employment is terminated for cause after such Participant has satisfied the requirements for “retirement”, such termination of employment shall not be an eligible “retirement” under the Plan. For this purpose, a “year of service” and “for cause” shall be determined in the absolute discretion of the Committee, whose decision shall be final and binding on all parties. Such revised definition of “retirement” shall apply to all grants issued under the Plan on or after August 8, 2014.”
4.    Vesting of Restricted Shares: The second sentence of Section 7.(B) of the Plan is hereby amended to read as follows:
“Notwithstanding the foregoing, each Restricted Share shall have a minimum three (3)-year vesting period; provided, however, that with regard to Restricted Shares issued on or after January 1, 2014, such Restricted Shares shall immediately vest upon the Participant’s death or termination of employment due to retirement (as defined in Section 6.(C)(3)).”
5.    Effective Date; Construction: This amendment shall be deemed to be a part of the Plan as of August 8, 2014 and effective as of the dates contained herein. In the event of any inconsistency between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.

/s/ James A. Yano, Senior Vice President

11-14-2014
Date